EXHIBIT 99.1

April 1, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X.

Northland Cable Properties Eight Limited Partnership has received a representation letter from Arthur Andersen LLP (“Andersen”) stating that the audit of the balance sheets of the Partnership as of December 31, 2001 and 2000, and the related statements of operations, partners’ capital (deficit) and cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,

/s/ Gary S. Jones

Gary S. Jones, President